EXHIBIT 99.1
                           Letter to James D. Dondero

                                 [Motient Logo]

November 21, 2005

James D. Dondero
Highland Capital Management, L.P.
1300 Two Galleria Tower
13455 Noel Road, LB 45
Dallas TX 75240

Dear Jim:

We discovered your letter to the board of directors, purportedly sent via certified mail on November 15, 2005, attached to your latest 13D filing. On its face, your letter appears to rehash once again the same unsupported claims you have previously made. As Motient's Audit Committee of the Board of Directors, we have thoroughly investigated all of your old allegations, spending substantial amounts of Motient's money on legal fees, and large amounts of our own time and effort on the investigation.

As you are no doubt aware, we have found your previous allegations to be completely baseless, which, considering that you have never (despite several promises to do so) provided any evidence of wrongdoing, should not be a surprise. It is ironic that you complain about the scope and depth of our inquiry in this matter when you yourself have refused to cooperate with the nominating committee's investigation of its serious concerns over your back-room discussions of material inside information with our shareholders. Of all of the people that Motient's committees have investigated, you are the only person who has refused to cooperate.

Nonetheless, we have taken the time to consider the latest incarnation of your allegations, and have found them to be substantively identical to those which you have previously made, and therefore see no reason to investigate your "new" claims. We do wonder why you would choose to recycle these allegations at this time - perhaps because of the obvious support that Motient's shareholders have for Motient's current board and management? We understand that many of Motient's shareholders have taken the time and made the effort to independently contact in writing Motient's management to express support for their recent actions, including but not limited to the proposed roll-up of MSV and TerreStar. We are pleased that the recent performance in our share price bears out this support.

We do, however, note that you have again made several misstatements and omissions in your document, which we request that you promptly correct in the interest of fair disclosure:

1. You neglect to mention that you personally voted to approve virtually all of the compensation that Motient has paid to Tejas and all of the compensation paid to CTA, or that you have been the largest aggregate purchaser in the four private placements of our securities in which Tejas has acted as placement agent;
2. You falsely imply that Motient's only outside financial advisors are Tejas and/or CTA. You fail to mention, for example, that Motient has had an ongoing relationship with Deutschebank since January 2005 (which the



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        board unanimously approved), and that Deutschebank is currently working with Motient on various matters, including its acquisition of the remaining outstanding interests of Mobile Satellite Ventures (MSV) and TerreStar. Ironically, neither CTA nor Tejas is currently engaged by Motient, except for CTA's ongoing operational consulting related to our core communications business - an engagement which you yourself approved; and

3. You falsely state that Barry Williamson and the Company's Executive Committee directed the payment of compensation to CTA and Tejas. Since Motient's Executive Committee was not formed until August 2005 (and, you may recall, formed only due to the Company's concerns that you were leaking material non-public information to Motient shareholders), and since Motient has not determined to pay any compensation to Tejas or CTA since that time, your assertion is simply not true. In addition, since (as you are aware), Mr. Williamson recused himself from any decisions made by the full board relating to the compensation of Tejas and CTA, your statement is intentionally deceitful.

It is unfortunate that you continue to attempt to mislead Motient's shareholders and manipulate Motient's stock price with your scurrilous attacks. However, as evidenced by our successful exchange offer, among other things, Motient's shareholders have clearly voiced their opinion and reject your views.

                                   Sincerely,


                                   The Audit Committee of the Board of Directors